Transfer Agreement for the 50% Equity Interest

in

MTU Maintenance Zhuhai Co., Ltd. of Zhuhai Bonded Area

between

China Southern Air Holding Company

and

China Southern Airlines Company Limited

This Agreement was entered into on 28 September 2009 in Guangzhou, China between:

Party A: China Southern Air Holding Company
Legal address: Baiyun International Airport, Guangzhou, Guangdong Province
Legal representative: Si Xian Min
Position: General Manager

and

Party B: China Southern Airlines Company Limited
Legal address: Economic and Technological Development Zone, Guangzhou, Guangdong Province
Legal representative: Si Xian Min
Position: Chairman

Whereas:
1.
MTU Maintenance Zhuhai Co., Ltd. of Zhuhai Bonded Area is a sino-foreign equity joint-venture enterprise jointly established by Party B and MTU Aero Engines GmbH, in which each holds 50% equity interest;

2.
Party A is a state-owned group company established and existing under the laws of the PRC. It is authorized to manage the state-owned assets of the group company and all its subsidiaries and therefore, entitled to take the subject equity interest under the Agreement pursuant to the legal procedures;

3.
Party B is a listed company established and existing under the laws of the PRC with qualification of independent legal entity, and is entitled to dispose of the subject equity interest it holds provided that the relevant procedures as provided in applicable laws are duly carried out.

The following agreement on the subject equity interest was entered into between both parties after arm's length negotiation:
I. Definitions
Both parties: collectively Party A and Party B.
Each party, a party or the other party: Party A or Party B
Party A, CSAHC or Transferee: China Southern Air Holding Company
Party B, Company or Transferor: China Southern Airlines Company Limited
JV Company or MTU Co.: MTU Maintenance Zhuhai Co., Ltd. of Zhuhai Bonded Area, a sino-foreign equity joint-venture enterprise jointly established by Party B and MTU Aero Engines GmbH, the legal address of which is at Zhuhai Bonded Area.
Germany MTU or the foreign
shareholder of the JV Company: MTU Aero Engines GmbH
Subject equity interest: the 50% equity interest in MTU Co. held by Party B (including an investment of US$31,550,000 and the proportionate interest);
JV Contract: the joint venture contract between China Southern Airlines Company Limited and MTU Aero Engines GmbH entered into between China Southern Airlines Company Limited and MTU Aero Engines GmbH on 12 March 2001;
MTU Articles: the articles of association of MTU Maintenance Zhuhai Co., Ltd. of Zhuhai Bonded Area;

Taxes and levies: any of the taxes, charges, fees and surcharges, including but not limited to income tax, value-added tax and business tax calculated and levied by the State or any governmental authorities or any of its branches at provincial, municipal or county level in an individual, combined, separate or united way or otherwise, which include the relevant interests, late fees, additional charges and penalties.
Transition Period: the period between 30 June 2009, the reference date of valuation of the transfer and the date on which all the approvals are obtained and the procedure of changes on industrial and commercial registration is concluded.
Force majeure: the unpredictable, inevitable and insuperable objective happenings, including but not limited to wars, pandemic diseases, strikes, earthquakes and floods.
SASC: the PRC State-owned Assets Supervision and Administration Commission of the State Council.
MOC: Ministry of Commerce of the People's Republic of China

II. Representations and warranties by the two parties
1. Representations and warranties by Party A
（1）
Party A warrants that it is a state-owned enterprise established and validly existing under the laws of the PRC with due qualification as an entity to sign and execute the Agreement and has obtained all necessary internal authorization and approvals for taking the subject equity interest;

（2）
Signing and execution of the Agreement will not: 1) lead to breach of relevant laws and regulations; 2) cause conflicts with its articles or similar documents of such nature; 3) lead to or constitute default under the other agreement or document to which it is a party or bond by it;

（3）	Party A undertakes to pay Party B as scheduled and in full the consideration for the transfer of subject equity interest under the Agreement as set forth therein;

（4）
Party A has taken all appropriate and necessary actions to authorize signing and delivery of the Agreement and all the other agreements and documents as mentioned therein to which it is a party, and authorize execution and compliance with the terms and conditions of the Agreement and such agreements and documents.

2. Representations and warranties by Party B
（1）
Party B warrants that it is a joint stock limited company established and validly existing under the laws of the PRC with due qualification as an entity to sign and execute the Agreement, and has obtained authorizations or approvals from the Board of Directors for the transfer of its investment;

（2）
Party B warrants that the subject equity interest to be transferred is legally owned by it, and it has duly performed its obligation as a shareholder to make contribution to the registered capital of the Company, for which there shall not be any pledge or other restrictive rights attached to the subject equity interest. It has also dispatched a notice of transfer of the subject equity interest to Germany MTU as per Clause 15.2 of the JV Contract and Clause 13.2 of MTU Articles, with which it is deemed to have completed its obligation of notifying the foreign shareholder of the JV Company.

（3）
Signing and execution of the Agreement will not: 1) lead to breach of relevant laws and regulations; 2) cause conflicts with its articles or similar documents of such nature; 3) lead to or constitute default under the other agreement or document to which it is a party or bond by it;

（4）
Party B has taken all appropriate and necessary actions to authorize signing and delivery of the Agreement and all the other agreements and documents as mentioned therein to which it is a party, and authorize execution and compliance with the terms and conditions of the Agreement and such agreements and documents.

（5）	Party B undertakes to be bond by the agreement on the arrangement for engine maintenance under the four-party agreement among Party A, Party B, JV Company and Germany MTU.

3. The two parties confirm that the representations, warranties and undertakings made by each of them under the Agreement shall remain valid subsequent to the satisfactory performance of the same.

III. Transfer of the subject equity interest
1. Transfer of the subject equity interest
Subject to restriction of the terms and conditions of the Agreement, Party B agrees to transfer its 50% subject equity interest in MTU Company to Party A, and Party A agrees to take the 50% subject equity interest that Party B holds in MTU Company.
2. Consideration, terms and time of payment
（1）
With reference to the Property Valuation Report dated on 30 June 2009 provided by China United Assets Appraisal Co., Ltd. and subject to the approval of SASC, Party A and Party B confirm that consideration for the equity interest transfer is RMB1,607,850,000;

（2）	Party A shall make full payment in cash upon the Contract becoming effective.

3. Sha ring of taxes
The taxes in respect of transfer of the subject equity interest under the Agreement shall be borne by each party in accordance with the provisions of the laws and administrative rules of PRC.

VI. Handover of the subject equity interest
1. After the Agreement is approved by the general meeting of Party B and SASC, the two parties shall urge MTU Co. to obtain the approval from MOC on transfer of the subject equity interest and complete the procedure of changes on shareholders at the Administration of Commerce and Industry.
2. Upon MTU Co. obtaining the approval documents from MOC on transfer of the subject equity interest and Party A making full payment for transfer of the subject equity interest under the Agreement, transfer of the subject equity interest under the Agreement is deemed to have been completed, Party B is notwithstanding obliged to assist MTU Co. in fulfilling the procedure of changes on industrial and commercial registration.

3. Party A and Party B agree that, should Party A have outstanding payment for the consideration under the Agreement after MTU Co. has completed the procedure of changes on industrial and commercial registration, Party B shall continue to enjoy all the benefits of the subject equity interest, until Party A completes such payment.

V. Rights and obligations of the Parties
1. Rights and Obligations of Party A
       Party A shall
（1）hold 50% of equity interest in MTU Co. upon the date of completion of the transfer of the subject equity interest and shall enjoy and bear the benefits and obligations of a shareholder;
（2） pay to Party B the full transfer price due on time under the provisions of this Agreement.；
（3） work with the JV partner to amend the MTU Articles, JV Contract and go through the approval procedures at the MOC, and also assist MTU Co. in changes in commercial registrations；
（4） be responsible for effecting the equity transfer。

2. Rights and Obligations of Party B
   Party B shall
（1）receive the transfer price under the provisions of this Agreement；
（2）assist MTU Co. in amending the MTU Articles, JV Contract and go through the approval procedures at the MOC, and also assist MTU Co. in changes in commercial registrations；
（3）coordinate with Party A in effecting the transfer.

VI. Confirmations from the Parties

1、  Labor contracts entered into between MTU Co. and its employees continue to be effective. No actions will be required or adopted by the Parties which will give rise to the termination of employment, and thus any party will not be held responsible for the compensations and related expenses arising upon termination of employment. Any changes in directors assigned by Party B shall follow the instructions of Party A. The six senior management members assigned by Party B shall be transferred to Party A according to the principle of “movement of business and staff as a whole”  .
2、  MTU Co. shall take on any credits and liabilities incurred during the course of its business and continue to be held responsible for the same. The transfer of the subject equity interest from Party A to Party B will not give rise to any obligation on Party A to settle any liabilities incurred prior to the transfer of the equity interest in MTU Co..

VII. Transition Period Arrangement

1. During the transition period, Party B shall not procure or permit MTU Co. to make any distribution in cash or in kind.
2. During the transition period, the directors and senior management staff assigned by Party B shall remain unchanged. Prior approval from Party A is required in case of any intended changes of the above persons arising from job requirements or personal reasons.
3. During the transition period, Party B shall not pledge or dispose the subject equity interest or otherwise take any action that hinders the transfer of the same.
4. During the transition period, any gains or losses attributable from the subject equity interest shall be enjoyed and born by Party A.

VIII. Effectiveness of This Agreement
1. This agreement shall become effective upon the satisfaction of the following conditions：
（1） Party A having obtained the approval from  ASAC for the transfer of the subject equity interest；
（2） Party B having obtained the approval from its general meeting of shareholders for the transfer of the subject equity interest；

（3） Part A  and Part B having obtained the approval from MOC for the transfer of the subject equity interest.
2. In the event of any of the above conditions not being satisfied on or before 31 December 2009 or any other later date as agreed upon by the Parties, this Agreement may be terminated by agreement after negotiation and no liabilities for default shall be borne by any party. Each party shall be responsible for the respective expenses incurred by it. Each party shall have no further rights or obligations other than those under this Agreement and no claims shall be made against the other party for any reasons, except out of any prior defaults.

IX. Force majeure
1. Either party shall use their best efforts to procure the success implementation of the Agreement. Neither party shall be considered in breach of the Agreement to the extent that performance of their respective obligation is prevented due to reasons of force majeure and each party shall seek a fair solution through mutual consultation. If a fair solution cannot be reached, such disputes shall be resolved in accordance with Article 10 of the Agreement.
2. Following the occurrence of a force majeure event, if the affected party cannot perform its obligation under the Agreement, the time for performance as prescribed hereunder shall be automatically extended for a period equivalent to the period of force majeure. The affected party shall not bear any default liability.
3. The party claiming the existence of force majeure shall notify the other party as soon as reasonably practicable and provide to the other party relevant evidence of the occurence and expected duration of such force majeure and shall use all reasonable endevour to minimise the losses arise therefrom.

X. Default liability
Should a party to the Agreement fail to fulfill its obligation under the Agreement, it is considered as a breach of the Agreement. The defaulting party shall then be held liable to the .non-defaulting party. However, neither party shall be deemed in default or otherwise liable for failure to implement the equity transfer under the Agreement due to reasons of state policy of the PRC or force majeure.

XI. Modification and termination of the Agreement
1. Each party to the Agreement shall act in good faith to comply and perform the Agreement in full and shall immediately notify the other party of any major personnel change. However, such change shall not affect the validity and timely performance of the Agreement.
2. The terms of the Agreement shall be legally binding upon all parties once the Agreement is executed. No party shall modify, supplement or terminate the Agreement unless necessary approval has not been granted for the Agreement.
3. Any change or affairs not stated in the Agreement shall be covered by written supplemental agreement reached between both parties through negotiation. The supplemental agreement has the same legal effect as the Agreement.
4. Under the following circumstances, the Agreement may be terminated:
(1) If failure of the Agreement is due to reason of force majeure, either party may terminate the Agreement and shall not be deemed as default;
(2) If failure of the Agreement is due to default of either party, the .non-defaulting party may terminate the Agreement and demand indemnities from the defaulting party for all the losses arise therefrom in accordance with Article 8 of the Agreement;
(3) Either party shall give 30 days’ prior written notice to the other party in order to terminate the Agreement for reasons stated in (1) and (2) above.
5. The expiration or termination of the Agreement shall not affect the validity of any provisions on default liability or disputes settlement.

XII. Applicable laws and disputes settlement
1.   The execution, validity, interpretation, performance and disputes settlement of the Agreement shall be governed by the laws of the People’s Republic of China.

2.   For any disputes arise from the execution or performance of the Agreement, the parties shall first settle through friendly negotiation. If such disputes cannot be settled thirty (30) days or such longer period as may be agreed by both parties after negotiation commenced, either party may file a lawsuit in a people’s court having competent jurisdiction for settlement through litigation.
3.   Any excuse or allowance given or delay in exercising a right under the Agreement by one party in respect of the other party’s default or delay performance shall not be deemed as a waiver of such rights, nor shall it prejudice, affect or limit any of its rights under the Agreement or any relevant laws and regulations of the PRC.
4.   Upon occurrence of any disputes or while any dispute is under processing, save for such disputes, each party is still entitled to exercise the other rights under the Agreement and shall perform their respective obligations thereunder.

XIII. Miscellaneous
1.   This Agreement is made as of the date of signature and seal by the legal representatives or authorized signatories for each of the parties and came into effect after having obtained all the approvals.
2.   This Agreement shall be held in 10 copies, Party A and Party B each held 5 copies and each copy has same legal effect.

Party A: China Southern Air Holding Company
Legal representative:

Party B: China Southern Airlines Company Limited
Legal representative: